Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ACRES COMMERCIAL REALTY CORP.,

ACRES HOLDINGS SUB LLC

and

ACRES CAPITAL CORP.

ACRES CAPITAL, LLC

April 29, 2026

Table of Contents

Schedules and Annexes

Schedule I Pre-Merger Reorganization

Schedule II Key Employees

Schedule III Post-Closing Contribution

Schedule IV ACC Stockholders Requesting Ownership Limit Waivers from the Company

Annex A Exchange Ratio Spreadsheet

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 29, 2026, is entered into by and among ACRES COMMERCIAL REALTY CORP., a Maryland corporation (the “Company”), and ACRES HOLDINGS SUB LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company (“Merger Sub”), on the one hand, and ACRES CAPITAL CORP., a Delaware corporation (“ACC”), and ACRES CAPITAL, LLC, a New York limited liability company (“Manager”) and subsidiary of ACC, on the other hand. The Company, Merger Sub, ACC and Manager are collectively referred to as the “Parties” and each, a “Party.”

WHEREAS, each of the Company, Manager and ACC is a party to that certain Fourth Amended and Restated Management Agreement dated as of July 31, 2020 (the “Management Agreement”), as amended from time to time, pursuant to which Manager manages the business affairs of the Company;

WHEREAS, the Parties desire to effect a business combination transaction in which ACC shall merge with and into Merger Sub, with Merger Sub being the surviving entity (the “Internalization Merger”) and a direct, wholly-owned subsidiary of the Company, and each outstanding share of common stock, par value $0.0001 per share, of ACC (the “ACC Common Stock”) will be converted into the right to receive 2.61882 shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), subject to the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee consisting solely of non-management independent members of the Company Board (the “Company Special Committee”) and has empowered the Special Committee to, among other things, (i) review, evaluate and negotiate the Internalization Merger, and (ii) recommend to the Company Board what action, if any, should be taken by the Company with respect to the Internalization Merger;

WHEREAS, the Company Special Committee has unanimously: (a) determined that the Internalization Merger is advisable and in the best interests of the Company and its stockholders and approved this Agreement and the Internalization Merger and the other transactions contemplated by this Agreement; and (b) recommended that the Company Board approve and adopt this Agreement and the Internalization Merger and recommend that the stockholders of the Company approve the issuance of the shares of Company Common Stock (the “Company Stock Issuance”) as consideration in connection with the Internalization Merger;

WHEREAS, the disinterested members of the Company Board, acting upon the recommendation of the Special Committee, has determined that the Internalization Merger is advisable and in the best interests of the Company and its stockholders and approved this Agreement and the Internalization Merger and the other transactions contemplated by this Agreement, and has resolved to recommend that the stockholders of the Company approve the Company Stock Issuance in connection with the Internalization Merger;

WHEREAS, the holders of a majority of the outstanding shares of ACC Common Stock have approved this Agreement and the Internalization Merger and the other transactions contemplated by this Agreement by written consent, in accordance with the DGCL and ACC’s Organizational Document, and have taken all actions required to be taken for the adoption, approval and due execution of this Agreement by ACC and the consummation by ACC of the Internalization Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Company, as the sole member of Merger Sub, has approved this Agreement and the Internalization Merger and the other transactions contemplated by this Agreement, and has taken all actions required to be taken for the adoption, approval and due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the Internalization Merger and the other transactions contemplated by this Agreement;

WHEREAS, ACC, as the sole manager of Manager, has approved this Agreement and the Internalization Merger and the other transactions contemplated by this Agreement, and has taken all actions required to be taken for the adoption, approval and due execution of this Agreement by Manager and the consummation by Manager of the Internalization Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Internalization Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Internalization Merger for purposes of Sections 354 and 361 of the Code; and

WHEREAS, certain capitalized terms used herein are defined in Article 9 hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration the receipt and sufficient of which are hereby acknowledge, the Parties hereto agree as follows:

Article 1 THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the DLLC Act, at the Effective Time, ACC shall be merged with and into Merger Sub, whereupon the separate existence of ACC shall cease, and Merger Sub shall continue as the surviving entity in the Internalization Merger (the “Surviving Entity”). As a result of the Internalization Merger, the Surviving Entity shall be a wholly owned Subsidiary of the Company. The Internalization Merger shall have the effects provided in this Agreement and as specified in the DGCL and the DLLC Act.

Section 1.2 Closing. The closing of the Internalization Merger (the “Closing”) shall take place remotely pursuant to the exchange of signature pages at such time to be specified by the Parties one Business Day after all of the conditions set forth in Article 6 (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same. The date and time of the Closing are referred to herein as the “Closing Date.”

Section 1.3 Effective Time.

(a) At the Closing, the Parties shall cause the Internalization Merger to be effectuated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) pursuant to the DGCL and the DLLC Act, in such form as is required by, and executed in accordance with, the DGCL and the DLLC Act, and the Parties shall make all other filings or recordings required under the DGCL and the DLLC Act in connection with the Internalization Merger. The Internalization Merger shall become effective upon the time the Certificate of Merger has been accepted for record by the Delaware Secretary of State, or such later time which the Parties shall have agreed upon and designated in the Certificate of Merger in accordance with the DLLC Act as the effective time of the Internalization Merger (the “Effective Time”).

(b) The Internalization Merger shall have the effect set forth in this Agreement and the applicable provisions of the DGCL and the DLLC Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of ACC and Merger Sub, respectively, and all of the claims, obligations, liabilities, debts and duties of ACC and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

Section 1.4  Organization Documents. The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, except for such changes as may be necessary to reflect any change of name of the applicable Surviving Entity, shall be the limited liability company agreement of such Surviving Entity immediately following the Effective Time, until thereafter amended in accordance with the applicable provisions thereof and in accordance with applicable Law.

Section 1.5 Tax Consequences. It is intended that, for U.S. federal income tax purposes, (a) the Internalization Merger shall qualify as a reorganization under, and within the meaning of Section 368(a) of the Code, and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization” for the Internalization Merger for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law), the Parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Internalization Merger described in this Section 1.5, and no party shall take a position inconsistent with such treatment.

Article 2 EFFECT OF THE MERGER

Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Internalization Merger and without any action on the part of the Company, Merger Sub, ACC or any holder of any securities of the Company, Merger Sub and ACC:

(a) Membership Interests of Merger Sub. All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as membership interests of the Surviving Entity.

(b) Capital Stock of ACC.

(i) At the Effective Time, each share of ACC Common Stock, issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, as defined below), shall be converted into the right to receive (A) from the Company that number of duly authorized, validly issued, fully-paid and nonassessable shares of Company Common Stock equal to the Exchange Ratio (the “Merger Consideration”). All such shares of ACC Common Stock, when so converted pursuant to this Section 2.1(b), shall automatically be cancelled and cease to exist. Each holder of a share of ACC Common Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, and (B) any cash to be paid in lieu of any fractional shares of Company Common Stock, in each case, to be issued or paid in consideration therefor upon the surrender of any ACC Common Stock in accordance with Section 2.1(c).

(ii) The Exchange Ratio shall be automatically adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into ACC Common Stock or Company Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of ACC Common Stock or Company Common Stock outstanding after the date hereof and prior to the Effective Time.

(c) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Company Common Stock will be issued upon the conversion of ACC Common Stock pursuant to Section 2.1(b). In lieu of any such fractional shares, each holder of such ACC Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Company Common Stock to which such holder would, but for this Section 2.1(c) be entitled under Section 2.1(b), multiplied by (ii) the average of the closing prices on the NYSE for a share of Company Common Stock for the five trading days before the Determination Date.

Section 2.2 Treatment of ACC Equity Awards. Each share of restricted ACC Common Stock and each restricted stock unit, whether vested or unvested, relating to shares of ACC Common Stock that was granted pursuant to the equity incentive plans of ACC, as set forth in Section 2.2 of the ACC Disclosure Letter (the “ACC Equity Plans”), and is outstanding immediately prior to the Effective Time, shall vest (to the extent not yet vested), in accordance with the terms of the ACC Equity Plans, effective as of immediately prior to the Effective Time and shall be treated as a share of ACC Common Stock for all purposes of this Agreement, including the right to receive the Merger Consideration in accordance with the terms hereof.

Section 2.3 Treatment of Outstanding ACC Warrants and Options. ACC shall take all requisite action so that at or prior to the Effective Time, all outstanding ACC Warrants and ACC Options shall be canceled, exercised or paid such that at the Effective Time, there shall be no issued and outstanding ACC Warrants or ACC Options.

Section 2.4 Dissenters’ Rights. Notwithstanding any other provision of this Agreement to the contrary, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL or similar appraisal or dissenters’ rights under any other applicable Law, shares of ACC Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for appraisal or dissenters’ rights under Section 262 of the DGCL or such other applicable Law (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL or such other applicable Law; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal or dissenters’ rights and payment under the DGCL or such other applicable Law, as applicable (whether occurring before, at or after the Effective Time), such holder’s shares of ACC Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. ACC shall give prompt written notice to the Company of any demands for appraisal of or dissenters’ rights respecting any shares of ACC Common Stock (or threats thereof), withdrawals of such demands and any other instruments served pursuant to the DGCL or such other applicable Law received by ACC relating to appraisal or dissenters’ demands, and the Company shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, ACC shall not, without the prior written consent of the Company, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 2.5 Exchange Procedures.

(a) The Company’s transfer agent shall act as exchange agent in the Internalization Merger (the “Exchange Agent”). Immediately prior to the Effective Time, the Company shall deposit with the Exchange Agent evidence of book-entry shares representing the Company Common Stock issuable pursuant to Section 2.1(b) and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.1(c). The Company Common Stock and cash so deposited with the Exchange Agent are referred to collectively as the “Exchange Fund.”

(b) Immediately following the Effective Time, the Exchange Agent shall issue book-entry shares representing the Merger Consideration that each holder of ACC Common Stock has the right to receive pursuant to the provisions of Section 2.1(b) and each share of ACC Common Stock, whether in certificated or book-entry form, formerly held by each such holder shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Company Common Stock and cash in lieu of fractional shares representing the Merger Consideration and, following issuance of book-entry shares representing the Merger Consideration, shall be cancelled in accordance with the DGCL. The Merger Consideration shall be deemed to have been in full satisfaction of all rights pertaining to ACC Common Stock.

(c) Subject to compliance with applicable escheat Laws, any portion of the Exchange Fund that remains unclaimed by holders of ACC Common Stock as of the date that is one year after the Closing Date shall be delivered to the Company upon demand, and any holders of ACC Common Stock who have not theretofore surrendered their ACC stock certificates or transferred their book-entry shares shall thereafter look only to the Company as general creditors for satisfaction of their claims for Company Common Stock and any dividends or distributions with respect to shares of Company Common Stock.

(d) No Party shall be liable to any former holder of any shares of ACC Common Stock or to any other Person with respect to any shares of Company Common Stock (or dividends or distributions with respect thereto) delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

(e) Notwithstanding anything in this Agreement to the contrary, the Company and the Exchange Agent shall be entitled to deduct and withhold from (i) the Merger Consideration to be paid by the Company or the Exchange Agent hereunder and (ii) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign tax law. If Company or the Exchange Agent believes that such deduction or withholding is required, the applicable withholding Person shall use commercially reasonable efforts to provide ACC with written notice at least five Business Days prior to withholding any amount pursuant to this Section 2.5(e) such that ACC and/or the holders of the ACC Common Stock shall have the opportunity to eliminate or reduce such deduction or withholding obligation by filing appropriate documentation or taking other appropriate action, and subject to their respective obligations under applicable Law, the Company shall, and shall instruct the Exchange Agent to, cooperate in good faith with ACC and/or such holders as necessary to eliminate or reduce such deduction or withholding, in each case, to the extent permitted under applicable Law. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent or the Company, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article 3 REPRESENTATIONS AND WARRANTIES OF ACC AND MANAGER

ACC and Manager hereby jointly and severally represent and warrant to the Company and Merger Sub that:

Section 3.1 Organization. ACC is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Manager is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York. Each of ACC and Manager has all requisite power and authority to carry on its business as now being conducted. Except where any non-compliance would not reasonably be expected to have, individually or in the aggregate, an ACC Material Adverse Effect, each of ACC and Manager is in compliance with its Organizational Documents.

Section 3.2 Authority. ACC and Manager each have all requisite corporation and limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by ACC have been duly and validly authorized and approved by all required actions by the stockholders of ACC, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Manager have been duly and validly authorized and approved by all required actions by ACC, its sole manager, in each case, except for filing the Certificate of Merger with the Delaware Secretary of State. This Agreement has been duly and validly executed and delivered by each of ACC and Manager and (assuming due authorization, execution and delivery by each other Party hereto) this Agreement constitutes the legal, valid and binding obligation of each of ACC and Manager enforceable against ACC and Manager in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar applicable Laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.3 No Violations. Neither the execution, delivery or performance of this Agreement, nor the consummation by each of ACC and Manager of the transactions contemplated hereby, will, with or without the giving of notice, the termination of any grace period or both: (a) contravene, violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of ACC or Manager, subject to the satisfaction of a condition pursuant to an agreement between ACC and a holder of ACC Warrants (the “ACC Warrant Holder Condition”), as set forth in Section 3.3 of the ACC Disclosure Letter, prior to the Closing; (b) violate any applicable Law; or (c) result in a violation or breach by ACC or Manager, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any material contract to which it is a party or by which it or any of its properties or assets are bound, other than, in the case of clauses (b) and (c), any such contraventions, conflicts, violations or default that would not reasonably be expected to have, individually or in the aggregate, an ACC Material Adverse Effect..

Section 3.4 Consents and Approvals. Neither ACC nor Manager is required to obtain any consent, waiver or approval of, or make any filing, notification or registration with, any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filings set forth in Section 3.4 of the ACC Disclosure Letter and (b) the filing of the Certificate of Merger with the Delaware Secretary of State.

Section 3.5 Capitalization; Subsidiaries.

(a) The authorized capital stock of ACC consists of 3,000,000 shares of capital stock, which have all been classified as ACC Common Stock. As of the date of this Agreement, 2,539,481 shares of ACC Common Stock were issued and outstanding, and 319,524 shares of ACC Common Stock were subject to outstanding ACC Options and ACC Warrants. All outstanding shares of ACC Common Stock are duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of ACC Common Stock have been issued and granted in compliance in all material respects with the DGCL and the Organizational

Documents of ACC. Except for the ACC Options and ACC Warrants, (i) there are no outstanding subscriptions, options, warrants, phantom stock or appreciation rights, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of ACC or Manager, and (ii) there are no contracts, proxies or power of attorney or understandings in effect with respect to the voting or transfer of any of the interests of ACC or Manager. As of the date of this Agreement, ACC indirectly owns all of the membership interests of Manager (except certain Class A membership interests in ACRES Holdings, LLC, Manager’s direct parent, which will be redeemed in the Pre-Merger Reorganization), free and clear of all Liens.

(b) Section 3.5(b) of the ACC Disclosure Letter sets forth an accurate and complete list of each Subsidiary of ACC, together with (i) the U.S. federal income tax status of each subsidiary, (ii) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary and (iii) the percentage of interest held by ACC in such Subsidiary.

(c) Section 3.5(c) of the ACC Disclosure Letter sets forth an accurate and complete list of Persons, other than the Subsidiaries of ACC, in which ACC has an equity interest, direct or indirect.

Section 3.6 No Brokers or Finders. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, ACC or Manager in connection with this Agreement or the transactions contemplated hereby.

Section 3.7 Financial Statements; No Undisclosed Liabilities.

(a) ACC has made available to the Company complete and correct copies of the audited consolidated balance sheets of ACC as of December 31, 2025 (the “ACC Balance Sheet”) and December 31, 2024 and the related audited consolidated statements of operations for the fiscal years ended December 31, 2025 and December 31, 2024. The balance sheets referred to in this Section 3.7(a) present fairly in all material respects the financial position of ACC and its consolidated Subsidiaries as of the respective dates thereof, and the other financial statements referred to in this Section 3.7(a) present fairly in all material respects the results of the operations of ACC and its consolidated Subsidiaries for the respective fiscal periods therein set forth, in each case in accordance with GAAP consistently applied.

(b) As of the date of this Agreement, there are no liabilities of ACC or any of its consolidated Subsidiaries except (i) liabilities disclosed or provided for in the ACC Balance Sheet or the notes thereto; (ii) liabilities as set forth in Section 3.7(b) of the ACC Disclosure Letter; and (iii) liabilities and obligations incurred since December 31, 2025 in the ordinary course of business consistent with past practice.

(c) ACC has made available to the Company complete and correct copies of the audited consolidated balance sheets of ACRES Mortgage Fund, Ltd. (“AMF”), a consolidated affiliated entity of ACC, as of December 31, 2025 and December 31, 2024 and the related audited consolidated statements of operations for the fiscal years ended December 31, 2025 and December 31, 2024. The balance sheets referred to in this Section 3.7(c) present fairly in all material respects the financial position of AMF as of the respective dates thereof, and the other financial statements referred to in this Section 3.7(c) present fairly in all material respects the results of the operations of AMF for the respective fiscal periods therein set forth, in each case in accordance with GAAP consistently applied.

Section 3.8 Absence of Certain Changes. Since the date of the ACC Balance Sheet, (a) ACC has conducted its business, and the business has been conducted, in the ordinary course consistent with past practices in all material respects (b) there has not been any ACC Material Adverse Effect or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have an ACC Material Adverse Effect.

Section 3.9 Material Contracts.

(a) Section 3.9(a) of the ACC Disclosure Letter contains a complete and correct list of all material contracts of ACC and Manager (“Material Contracts”) in existence on the date hereof. ACC has made available to the Company complete and correct copies of all such Material Contracts.

(b) Each Material Contract is valid, binding and in full force and effect, and is enforceable against ACC or Manager, and, to the knowledge of ACC, each other party thereto, in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar applicable Laws now or hereafter in effect affecting creditors' rights and remedies generally and except that the availability of equitable remedies may be limited by equitable principles of general applicability. Neither ACC nor Manager is in default under any Material Contract, nor, to the knowledge of ACC, is any other party to any Material Contract in default thereunder.

Section 3.10 Compliance. Section 3.10 of the ACC Disclosure Letter sets forth a true, complete and accurate list of all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities issued to or held by ACC, Manager and their Subsidiaries hold necessary for the lawful conduct of their respective businesses (the “ACC Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, an ACC Material Adverse Effect. Each ACC Permit is valid and in full force and effect. ACC, Manager and their Subsidiaries are in compliance with the terms of the ACC Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, an ACC Material Adverse Effect. None of ACC, Manager or any of their Subsidiaries is in violation or breach of, or default under, any ACC Permit, nor has ACC, Manager of any of their Subsidiaries received any claim or notice indicating that ACC, Manager of any of their Subsidiaries is currently not in compliance with the terms of any ACC Permits, except where the failure to be in compliance with the terms of any ACC Permits would not reasonably be expected to have, individually or in the aggregate, an ACC Material Adverse Effect. The businesses of ACC, Manager and their Subsidiaries are not currently being conducted, and at no time since December 31, 2025, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, an ACC Material Adverse Effect. As of the date of this Agreement, to the knowledge of ACC, no investigation or review by any Governmental Authority with respect to ACC, Manager of any of their Subsidiaries is pending or threatened.

Section 3.11 Legal Proceedings. Except as set forth in Section 3.11 of the ACC Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, an ACC Material Adverse Effect, there is no (a) Proceeding pending or, to the knowledge of ACC, threatened against ACC, Manager or any of their Subsidiaries or any of their respective properties, rights or assets or (b) any judgment, decree or injunction, or any material ruling or order, in each case, of any Governmental Authority or arbitrator outstanding against ACC, Manager or any of their Subsidiaries.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a)(i) of the ACC Disclosure Letter sets forth a list of each Benefit Plan of ACC. For purposes of this Agreement, “Benefit Plans” shall mean collectively, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all written and unwritten employment, severance, change in control, bonus, equity-based compensation, incentive, compensation, fringe benefits, group insurance and vacation plan, program, policy or agreement sponsored, contributed to or maintained by ACC, in which any current or former employee, director, officer or independent contractor of ACC (or any dependent or beneficiary thereof) participates or to which ACC has any present or future obligations or liability, including with respect to an ERISA Affiliate. Section 3.12(a)(ii) of the ACC Disclosure Letter sets forth a list of Insperity Plans.

(b) For each Benefit Plan, ACC has made available to Company complete copies of each of the following, as applicable: (i) where the Benefit Plan has been reduced to writing, the plan document and all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; and (iii) any insurance policies and contracts, administration and service provider agreements. ACC has also provided (i) a copy of the most recent determination, opinion, or advisory letter from the Internal Revenue Service (“IRS”) (or a copy of any pending application for a determination letter and any related correspondence from the IRS); (ii) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the most recently filed Form 5500 (with schedules and financial statements attached); (iii) the most recent nondiscrimination and top-heavy tests performed under the Code; (iv) copies of material notices, letters, or other correspondence from the IRS, Department of Labor ("DOL"), Department of Health and Human Services, Pension Benefit Guaranty Corporation, or other Governmental Authority; and (v) copies of current and prior IRS or DOL audits or inquiries.

(c) To the knowledge of ACC, (i) each of the Benefit Plans has been maintained, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, (ii) each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, (A) has at all times been operated in material compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder and (B) either (I) has at all times been in a form which materially complies with the requirements of Section 409A of the Code or (II) has been timely amended under guidance issued pursuant to Section 409A of the Code so that its terms and provisions materially comply with the requirements of Section 409A of the Code. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject ACC or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, the Company, or any of its Affiliates, to a civil action or penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980 of the Code. No Benefit Plan has assets that include securities issued by the Company. To the knowledge of ACC, all benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued, under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. ACC has not attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Benefit Plan. To the knowledge of ACC, all Benefit Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d) Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or is entitled to rely on an opinion or advisory letter from the IRS with respect to a pre-approved master and prototype or volume submitter plan, and, to the knowledge of ACC, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

(e) Neither ACC nor any of its ERISA Affiliates maintains, contributes to or sponsors and has not ever maintained, contributed to or sponsored or incurred or could reasonably be expected to incur any liability with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiple employer welfare arrangement” under Section 3(40) of ERISA or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. To the knowledge of ACC, with respect to each group health plan benefiting Employees and former employees of ACC that is subject to Section 4980B of the

Code, except as would not result in material liability to ACC, ACC has complied with the continuation coverage requirements of Section 4980B of the Code and Part 9 of Subtitle B of Title I of ERISA. ACC has not provided post-employment medical or dental coverage to any of its former employees (or any dependent thereof), other than as required under COBRA or any similar state Law and purchased at the former employee’s own expense.

(f) Neither ACC nor any ERISA Affiliate has any commitment, intention, or understanding to create, modify, or terminate any Benefit Plan. Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to ACC the Company or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(g) Certain payments or benefits that may be made or provided in connection with the transactions contemplated by this Agreement could constitute “parachute payments” within the meaning of Section 280G of the Code. If any such payments or benefits arise in connection with the transactions contemplated by this Agreement, ACC will obtain the consent of ACC stockholders set forth in Section 3.12(g) of the ACC Disclosure Letter in accordance with Section 280G(b)(5) of the Code and applicable Treasury Regulations, to exempt such payments or benefits from the application of Section 280G and the associated excise tax.

Section 3.13 Employment Matters.

(a) ACC has provided the Company with a correct, complete and current list of all employees of ACC, Manager and their Subsidiaries and the base salary or base wage rate, bonus or other incentive comp for each such employee.

(b) All employees of ACC, Manager and their Subsidiaries are, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of severance, penalties or damages and without advance notice) by ACC, and ACC does not have any severance obligations if any employee is terminated by ACC, Manager or their Subsidiaries.

(c) None of ACC, Manager or any of their Subsidiaries is a party to, or has any obligations under, any collective bargaining agreement or similar labor-related contract with any labor union or similar organization, and no such collective bargaining agreement or similar labor-related contract is currently being negotiated by ACC, Manager or any of their Subsidiaries. None of the employees are represented by a labor union or similar organization. To the knowledge of ACC, there is not any organizational effort presently being made or threatened by or on behalf of any labor union or similar organization with respect to employees, and no such organizational effort has been made or threatened.

(d) Each of ACC, Manager and their Subsidiaries has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees, and has complied with all applicable Laws governing wages and hours, including applicable Laws relating to overtime. To the knowledge of ACC, each of ACC, Manager and their Subsidiaries has properly classified each person providing services to the Company as either an “employee” or “independent contractor” and as “exempt” or “non-exempt” for purposes of compliance with any and all applicable Laws. Each of ACC, Manager and their Subsidiaries is in material compliance with all applicable Laws governing the hiring and employment of personnel by U.S. companies. Since January 1, 2024, each of ACC, Manager and their Subsidiaries is in material compliance with all applicable Laws relating to employment and labor, including, but not limited to, all such applicable Laws relating to discrimination, harassment, retaliation, civil rights, safety and health, background checks and workers’ compensation. Since January 1, 2024, there have been no Proceedings pending or, to the knowledge of ACC, threatened against ACC, Manager or any of their Subsidiaries arising under or related to applicable Laws relating to employment and labor, including, but not limited to, all such applicable Laws relating to discrimination, harassment, retaliation, civil rights, safety and health, background checks and workers’ compensation.

Section 3.14 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, an ACC Material Adverse Effect, (a) ACC, Manager or their Subsidiaries own or are licensed or otherwise possess valid rights to use all ACC Intellectual Property used in the conduct the business of ACC, Manager or their Subsidiaries as it is currently conducted, (b) to the knowledge of ACC, the conduct of the business of ACC, Manager and their Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of ACC, threatened claims with respect to any of the ACC Intellectual Property rights owned by ACC, Manager or any of their Subsidiaries and (d) to the knowledge of ACC, no Person is currently infringing or misappropriating ACC Intellectual Property. ACC, Manager and their Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of ACC, Manager and their Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, an ACC Material Adverse Effect.

Section 3.15 Taxes. (a) ACC, Manager and each of their Subsidiaries have duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns; (b) all such Tax Returns were true, correct and complete in all material respects; (c) each of ACC, Manager and each of their Subsidiaries has duly and timely paid all Taxes due and owing (whether or not shown as due and owing on any such Tax Returns) in full (or there has been duly and timely paid in full on their behalf), other than Taxes that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, and has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person; (d) except as set forth in Section 3.15 of the ACC Disclosure Letter, none of ACC, Manager or any of their Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return that remains unfiled; (e) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any material business assets of ACC, Manager or any of their Subsidiaries; (f) no deficiency for Taxes of ACC, the Manager or any of their Subsidiaries has been claimed, proposed, assessed or threatened in writing by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have an ACC Material Adverse Effect; (g) no foreign, federal, state, or local audits, investigations by any Governmental Entity or other Proceedings with respect to Taxes are threatened in writing, pending or are being conducted with respect to ACC, Manager or any of their Subsidiaries; (h) none of ACC, Manager or any of their Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (i) ACC is, and has been since its formation, properly treated and classified for all U.S. federal and applicable state Tax purposes as a C corporation; (j) Manager and each of ACC’s or Manager’s Subsidiaries (other than AMF) is, and has been since its formation, properly treated and classified for all U.S. federal and applicable state Tax purposes as either a partnership (within the meaning of Section 301.7701-3 of the Treasury Regulations promulgated pursuant to the Code) that is not a publicly traded partnership within the meaning of Section 7704 of the Code or an entity that is disregarded as separate from its sole regarded owner for U.S. federal income tax purposes; (k) AMF is, and has been since its formation, an exempted company incorporated with limited liability under the laws of the Cayman Islands, properly treated and classified for all U.S. federal and applicable state Tax purposes as a “passive foreign investment company” within the meaning of Section

1297 of the Code; (l) none of ACC, Manager, or any of their Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of foreign income tax Law) or has requested, received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority; (m) no written claim against ACC, Manager or any of their Subsidiaries has been received by ACC, Manager or any of their Subsidiaries from a Taxing Authority that ACC, Manager or any of their Subsidiaries is or may be subject to taxation by that jurisdiction and in which ACC, Manager or such Subsidiary does not file Tax Returns; (n) no written claim or deficiency for any Taxes has been asserted, proposed or threatened against ACC, Manager or their Subsidiaries that has not been finally resolved or paid in full; (o) none of ACC, Manager or any of their Subsidiaries (i) has ever been a member of any affiliated, consolidated, combined, unitary or similar Tax group or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (other than by a Contract entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes); (p) none of ACC, Manager or any of their Subsidiaries is a party to or is bound by any Tax sharing, Tax receivable, Tax indemnification, Tax allocation or any other similar agreement (other than a Contract entered into in the ordinary course of business, the primary purpose of which does not relate to allocation or payment of Taxes); (q) none of ACC, Manager or any of their Subsidiaries has distributed the stock of another Person nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (r) none of ACC, Manager or any of their Subsidiaries is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous provision of any state, local or foreign Law); (s) none of ACC, Manager or any of their Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation; (t) none of ACC, Manager, or any of their Subsidiaries holds any asset the disposition of which would be subject to Tax pursuant to Section 337(d) or Section 1374 of the Code (or any similar rules) or the Treasury Regulations thereunder, nor has it disposed of any such asset during its current taxable year; (u) none of ACC, Manager, or any of their Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the knowledge of ACC or Manager is there any other fact or circumstance that could be reasonably expected to prevent, the Internalization Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (v) none of ACC, Manager or any of their Subsidiaries is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Taxing Authority; (w) as of December 31, 2025, ACC did not have, and as of the Closing Date, assuming that its tax year ends on the Closing Date, ACC does not expect to have any accumulated “earnings and profits” within the meaning of Section 857(a)(2)(B) of the Code; (x) none of ACC, Manager, or any of their Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement; and (y) ownership of the Company Common Stock by the holders of the ACC Common Stock will not adversely affect the Company’s qualification as a real estate investment trust (“REIT”) within the meaning of Section 856 of the Code; and (z) the Company does not hold any debt of or payable due from ACC, Manager or their Subsidiaries that was purchased at a discount or advanced in connection with or contemplation of this Agreement.

Section 3.16 Insurance. Section 3.16 of the ACC Disclosure Letter sets forth the insurance policies of ACC, Manager and their Subsidiaries that are material to the conduct of their business (the “Material Insurance Policies”). All of the Material Insurance Policies are in full force and effect. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid. No written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

Section 3.17 Assets; Leases.

(a) Each of ACC, Manager and their Subsidiaries has good and marketable title to, a valid leasehold interest in or valid license to use, all of its material personal properties (whether owned or leased), rights and assets, free and clear of all Liens (other than Permitted Liens).

(b) None of ACC, Manager of any of their Subsidiaries currently owns any real property or interest therein. Section 3.17(b) of the ACC Disclosure Letter sets forth all of the leases of real property necessary for the conduct of the business of ACC, Manager of their Subsidiaries. Except as disclosed in Section 3.17(b) of the ACC Disclosure Letter, the interest of ACC, Manager or any of their Subsidiaries under each lease is (i) not subordinate to the holder of any Lien (other than any Permitted Lien) on the interest of the landlord thereunder and (ii) subject to a non-disturbance agreement.

(c) The personal property and real property owned, leased or licensed by ACC, Manager and their Subsidiaries represents all assets and properties material to the business of ACC, Manager and their Subsidiaries.

Section 3.18 Investment Company Act. None of ACC, Manager or any of their Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

Section 3.19 RIA Matters of Manager.

(a) Manager is and, at all times required by the Advisers Act, has been, duly registered with the SEC as an investment adviser under the Advisers Act. Each Subsidiary of Manager is, and at all times required by applicable Laws has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification. Each such registration, license or qualification is in full force and effect.

(b) Manager has complied in all material respects with all requirements under applicable Laws relating to its registration as an investment adviser with the SEC.

(c) The Form ADV of Manager filed with the SEC and the securities commission of any state, including any amendments, complies with the Advisers Act and other applicable Laws in all material respects. Manager has delivered or made available to each Advisory Client or any other Person to whom such delivery or offer is required by applicable Laws Part 2 of the Form ADV or any other disclosure document or other information required by the Advisers Act to be delivered or made available to any Advisory Client or other Person if required by the Advisers Act or other applicable Laws. Manager has timely filed all forms, reports, registration statements, schedules and other documents, together with any amendments required to be made with respect thereto, that were required to be filed under applicable Laws with any Governmental Authority, including the SEC, and has timely paid in full all fees and assessments due and payable in connection therewith.

(d) Each officer, employee or similar Person of Manager, including any independent contractors performing similar functions, who is required to be registered, licensed or qualified as an “investment adviser representative” (as such term is defined in Rule 203A-3 under the Advisers Act) or in any similar capacity with any Governmental Authority is duly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under contract with the Manager under applicable Laws, and each such registration, license and qualification is in full force and effect.

(e) Neither the Manager nor or any Person who is “associated with” the Manager for purposes of the Advisers Act is ineligible pursuant to Section 203(e) or Section 203(f) of the Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser.

(f) Manager has in effect, and at all times required by applicable Legal Requirements has had in effect, written policies and procedures reasonably designed to prevent violations of the Advisers Act by Manager and any of its supervised persons (as such term is defined in the Advisers Act) (including, a written code of ethics, as required by Rule 204A-1 under the Advisers Act, and those written policies and procedures required by Rule 205(4)-7 under the Advisers Act) (collectively, “Compliance Policies”), and has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Advisers Act. Manager has made available to the Company a complete and correct copy of all Compliance Policies of Manager (including any formal reports prepared by Manager or any third parties under such, or otherwise in connection with any formal assessment of, Compliance Policies during the past five (5) years relating to compliance by Manager and its supervised persons subject thereto). Manager has complied in all material respects with, and takes commercially reasonable efforts to ensure that its supervised persons comply in all material respects with, Manager’s Compliance Policies.

(g) Manager has made available to the Company a complete and correct copy of each no-action letter, exemptive order or other regulatory relief or guidance issued to the Manager that remain applicable to its business as conducted on the Closing Date (if any). Manager or its Affiliates, as applicable, have complied with all representations, terms and conditions of such no-action letters, exemptive orders and other regulatory relief or guidance (if any) necessary to rely on the relief granted thereby.

(h) Neither Manager nor any “covered associate” has made a “contribution” or “coordinated” or “solicited” a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 under the Advisers Act) that would disqualify or otherwise prevent the Manager from providing investment advisory services for compensation to such government entity (pursuant to Rule 206(4)-5 under the Advisers Act). Neither Manager nor any manager, director, officer, employee or agent thereof has, directly or indirectly, (i) used (or promised to use) any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses, in each case, related to political activity or (ii) made, offered, promised or authorized any unlawful payment of any kind or (iii) violated any applicable Laws in any material respect relating to anti-bribery, export control, money laundering or anti-terrorism.

(i) True, complete and correct copies of all material correspondence relating to any examination, investigation or inquiry by any Governmental Authority provided to or by Manager since January 1, 2023 have been delivered to the Company.

(j) Manager has not (i) received a written “Wells Notice” or other written indication of the commencement of an enforcement action from the SEC or any other Governmental Authority, (ii) been subject to a formal governmental order instituting proceedings or similar action from the SEC or any other Governmental Authority, (iii) settled any claim or proceeding of the SEC or any other Governmental Authority, (iv) except as disclosed to the Company, received any written, or to the knowledge of ACC, oral notice from any Governmental Authority that alleges any material non-compliance with any applicable Laws governing the operations of investment advisers, broker-dealers or commodity trading advisors or (v) has any unresolved examination or similar deficiencies.

(k) Neither Manager nor any Person associated with Manager has received any 12b-1 fees in connection with the mutual funds recommended to Advisory Clients without disclosing such fees the applicable Advisory Clients.

(l) Manager does not knowingly engage, nor has it knowingly engaged in any purchase, sale, lending or borrowing transactions with an Advisory Client as a principal, agent, lender or borrower, as applicable, including any transaction subject to Section 206(3) of the Advisers Act, without notifying the Advisory Client in writing of the transaction and obtaining the Advisory Client’s consent prior to completion of the transaction, to the extent such notice and consent is required under any applicable Laws.

(m) All contractual obligations of Manager for the solicitation of Advisory Clients have been made in compliance in all material respects with the version of Rule 206(4)-1 and 206(4)-3 under the Advisers Act in effect at such time.

(n) Except as set forth in Section 3.19(n) of the ACC Disclosure Letter, Manager has not received any written complaint, claim, demand, or other similar communication from any of its Advisory Clients other than immaterial and/or normal communications in the ordinary course of business.

(o) Manager has provided the Company with a list containing the name of each existing Advisory Client as of the Closing Date, the assets under management of such Advisory Client as of the Closing Date, whether such account is discretionary or non-discretionary, and the current fee schedule in effect as of the date of this Agreement.

(p) Manager has provided investment advisory services to each Advisory Client in compliance in all material respects with the applicable Advisory Agreement with such Advisory Client.

(q) Manager has calculated all fees and expense reimbursements from the Advisory Clients in accordance with the terms of the applicable Advisory Agreement.

(r) Since January 1, 2024, no Advisory Client has provided Manager with written, or to the knowledge of ACC, oral notice (i) to terminate its Advisory Agreement or (ii) withdraw more than 20% of its total assets under the Manager’s management.

(s) Manager has not received written, or to the knowledge of ACC, oral notice from any Advisory Client that such Advisory Client will, for any reason, cease to do business with Manager after the Closing Date.

(t) Manager has delivered to the Company correct and complete copies of, all Advisory Contracts. There are no disputes as to any amounts payable to Manager under the Advisory Contracts.

Article 4 REPRESENTATIONS AND WARRANTIES OF COMPANY AND MERGER SUB

The Company and Merger Sub hereby jointly and severally represent and warrant to ACC and Manager Sub that:

Section 4.1 Organization. The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company and Merger Sub has all requisite power and authority to carry on its business as now being conducted. Except where any non-compliance would not reasonably be expected to have, individually or in the aggregate, an ACC Material Adverse Effect, each of Company and Merger Sub is in compliance with its Organizational Documents.

Section 4.2 Authority. The Company and Merger Sub each have all requisite corporation and limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (subject to obtaining the Company Stockholder Approval). The execution, delivery and performance by each of the Company and Merger Sub of this Agreement and the consummation by each of the Company and Merger Sub of the transactions contemplated hereby have been duly and validly authorized and, in the case of the Company, approved by the Company Special Committee, subject to obtaining the Company Stockholder Approval, and in the case of Merger Sub, by the written consent of the sole member of Merger Sub. This Agreement has been duly and validly executed and delivered by each of Company and Merger Sub and (assuming due authorization, execution and delivery by each other Party hereto) this Agreement constitutes the legal, valid and binding obligation of each of the Company and Merger Sub and enforceable against Company or Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar applicable Laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 4.3 No Violation. Neither the execution, delivery or performance of this Agreement, nor the consummation by each of the Company and Merger Sub of the transactions contemplated hereby, will, with or without the giving of notice, the termination of any grace period or both: (a) assuming that the Company Stockholder Approval is obtained, contravene, violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of the Company or Merger Sub; (b) violate any applicable Law; or (c) result in a violation or breach by the Company or Merger Sub, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any material contract to which it is a party or by which it or any of its properties or assets are bound, subject to the Company’s satisfaction of certain notice requirements to its lenders under the financing agreement set forth in Section 4.3 of the Company Disclosure Letter (the “Company Lender Notices”) prior to the Closing, other than, in the case of clauses (b) and (c), any such contraventions, conflicts, violations or default that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4 Consents and Approvals. Neither the Company nor Merger Sub is required to obtain any consent, waiver or approval of, or make any filing, notification or registration with, any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the filing of the Certificate of Merger with the Delaware Secretary of State and (b) the filing of the proxy statement (the “Proxy Statement”) with the SEC relating to the meeting of its stockholders to consider the approval of the Company Stock Insurance, and such reports under the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby.

Section 4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 41,666,666 shares of Company Common Stock, 10,000,000 shares of 8.625% Series C Preferred Stock and 6,800,000 shares of 7.875% Series D Preferred Stock. As of March 6, 2026, 7,131,101 shares of Company Common Stock, 4,800,000 shares of Seres C Preferred Stock and 4,507,857 shares of Series D Preferred Stock were issued and outstanding. As of the date of this Agreement, the Company directly owns all of the membership interests of Merger Sub, free and clear of all Liens.

(b) All shares of Company Common Stock to be issued in connection with the Internalization Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of the Company.

Section 4.6 No Brokers or Finders. Except for the fees and expenses payable to BTIG, LLC, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Company or Manager in connection with this Agreement or the transactions contemplated hereby.

Section 4.7 SEC Documents; Financial Statements; No Undisclosed Liabilities.

(a) The Company has made available to ACC and Manager (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2024 and 2025, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2023 and (iii) all of its other reports, statements, schedules, registration statements and prospectuses filed with the SEC since December 31, 2023 (the documents referred to in this Section 4.7(a) being referred to collectively as the “Company SEC Documents”). The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2025 is referred to herein as the “Company 10-K.”

(b) The Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, prospectuses, proxy statements and other documents, together with all certifications required pursuant to the Sarbanes-Oxley Act, as applicable, required to be filed with or furnished to the SEC by the Company since January 1, 2024, and none of the Company SEC Documents contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) As of the date hereof, there are no material unresolved comments received from the SEC with respect to any Company SEC Document.

(d) The audited consolidated financial statements of Company (including any related notes and schedules) included in its annual reports on Form 10-K and unaudited condensed consolidated financial statements included in its quarterly reports on Form 10-Q, in each case referred to in Section 4.7(a), present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended, in conformity with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods included (except as may be indicated in the notes thereto or permitted by Regulation S-X). For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet of Company, as of December 31, 2025, set forth in the Company 10-K.

(e) As of the date of this Agreement, there are no liabilities of Company any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are, individually or in the aggregate, reasonably likely to have, a Company Material Adverse Effect, other than: (i) liabilities disclosed or provided for in the Company Balance Sheet or the notes thereto; (ii) liabilities disclosed in the Company SEC Documents; and (iii) liabilities and obligations incurred since December 31, 2025 in the ordinary course of business consistent with past practice.

Section 4.8 Internal Controls and Procedures.

(a) The Company has (A) designed and maintained disclosure controls and procedures (as defined in Rule 13a-14 and 15d-14 under the Exchange Act) to ensure that material information relating to the Company is made known to the Company’s Chief Executive Officer and its Chief Financial Officer, and such disclosure controls and procedures are effective to perform the functions for which they were established; any significant material weaknesses in internal controls have been identified for the Company’s

Chief Executive Officer and its Chief Financial Officer; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls.

(b) No personal loan or other extension of credit by the Company or any of its Subsidiaries to any of its or their executive officers or directors has been outstanding or has been made or modified since January 1, 2024.

Section 4.9 Absence of Certain Changes. Since the date of the Company Balance Sheet, (a) the Company has conducted its business, and the business has been conducted, in the ordinary course consistent with past practices in all material respects (b) there has not been any Company Material Adverse Effect or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.10 Investment Company Act. None of the Company, Merger Sub or any of their Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

Section 4.11 Taxes. (a) none of the Company, Merger Sub, or any of their Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the knowledge of the Company or Merger Sub is there any other fact or circumstance that could be reasonably expected to prevent, the Internalization Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (b) none of the Company, Merger Sub, or any of their Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

Section 4.12 Merger Sub. Merger Sub was formed on March 23, 2026. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Internalization Merger as provided in this Agreement.

Section 4.13 Opinion of Financial Advisor. The Company Special Committee has received an opinion from BTIG, LLC, the Company Special Committee’s independent financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other factors set forth therein, the Merger Consideration to be issued by the Company to the holders of shares of ACC Common Stock is fair, from a financial point of view, to the Company.

Article 5 COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business of ACC Entities Prior to Closing. From the date hereof until the Closing or earlier termination of this Agreement in accordance with Article 7, except as otherwise expressly provided in this Agreement, each of ACC and Manager shall: (i) implement the reorganization steps as set forth in Schedule I hereto (the “Pre-Merger Reorganization”), (ii) conduct its business in all material respects in the ordinary course, consistent with past practice and in compliance with the requirements of the Management Agreement; (iii) use commercially reasonable efforts to keep available the services of its present officers and employees who provide material services to the Company and its Subsidiaries; and (iv) use commercially reasonable efforts to preserve its relationships with others having business dealings with it relating to its business and business assets. Without limiting the generality of the foregoing, except as necessary to complete the Pre-Merger Reorganization or otherwise contemplated by this Agreement, from the date hereof to the Closing, without the prior written consent of the Company, neither ACC nor Manager shall:

(a) declare or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in ACC, Manager of any of their subsidiaries, except for dividends or other distributions to by a indirectly wholly owned Subsidiary of ACC to its parent entity;

(b) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, in ACC, Manager or any of their Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, except for the issuance or delivery of ACC Common Stock upon the vesting, exercise or settlement of any ACC Options, ACC Warrants, or awards granted under the ACC Equity Plans, in each case, outstanding as of the date hereof;

(c) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock or other equity interests in ACC, Manager or any of their Subsidiaries, except for the redemption or exchange of such capital stock or equity interest pursuant to the provisions of the ACC Equity Plans or the Organizational Documents of ACC, Manager or any of their Subsidiaries.

(d) sell, lease, encumber, transfer, license or dispose of any business assets other than in the ordinary course of business consistent with past practice;

(e) acquire any property, plant, equipment or other assets from any Person other than in the ordinary course of business consistent with past practice;

(f)  amend or terminate any Material Contract, other than in the ordinary course of business consistent with past practice, except as set forth in Section 5.1(f) of the ACC Disclosure Letter;

(g) fail to timely pay any account payable in the ordinary course of business, other than amounts that are subject to dispute in good faith and for which adequate reserves have been made;

(h) enter into any new line of business;

(i) create, incur, assume or guarantee any indebtedness, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, except with respect to the Employee Loans as set forth in Section 5.14;

(j) allow the lapse or termination of material policies of insurance unless contemporaneously replaced with comparable policies providing the same coverage;

(k) (i) make, revoke or change any election relating to its Taxes other than in the ordinary course of business consistent with past practice, (ii) change or revoke any of its Tax accounting methods other than in the ordinary course of business consistent with past practice, (iii) change any of its Tax accounting periods other than in the ordinary course of business consistent with past practice, or (iv) settle or compromise any material Tax audit applicable to it or surrender any right to claim a refund with respect to a material Tax liability;

(l) increase in any manner the compensation or benefits of any employee, accelerate vesting of any benefit or payment to any employee or pay or otherwise grant any benefit with respect to any employee, or enter into any contract to do any of the foregoing, except with respect to the Employee Loans as set forth in Section 5.14;

(m) enter into new employment agreements, except for offer letters sent to prospective employees in the ordinary course consistent with past practice, or amend any existing employment agreements;

(n) terminate the employment of any employees identified in Schedule II hereto (“Key Employees”);

(o) make or authorize any change in its Organizational Documents, except as necessary to implement the amendments set forth in Section 5.1(f);

(p) take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to prevent the satisfaction of any condition set forth in Article 6.

Section 5.2 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its respective reasonable best efforts to take, or cause to be taken, or as appropriate to refrain from taking, all actions, and to do, or cause to be done, or as appropriate to refrain from doing, all things reasonably necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.3 Restricted Securities. The Company intends to issue the shares of Company Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act and exemptions from qualification under applicable state securities laws. The Parties shall comply in all material respects with all applicable provisions of and rules under the Securities Act and applicable state securities laws in connection with the offering and issuance of the Company Common Stock pursuant to this Agreement. The Company Common Stock issued pursuant to this Agreement will be “restricted securities” under the Federal and state securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.

Section 5.4 Company Stockholder Approval. The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held in June 2026 or as promptly as reasonably practicable. The Company shall, through the Company Board, recommend to the stockholders of the Company that they vote in favor of the approval of the Company Stock Issuance at the meeting and the Company Board shall solicit from the Company Stockholders proxies in favor of the approval of the Company Stock Issuance, and the Proxy Statement shall include a statement to such effect. ACC and Manager shall, and shall cause their respective Affiliates to, (i) vote the shares of Company Common Stock held by ACC or Manager (or their Subsidiaries) in favor of the Company Stock Issuance, and (ii) cooperate with the Company in preparing the Proxy Statement relating to the meeting to be filed with the SEC, including the preparation of any pro forma financial information required under Regulation S-X of the Securities Act, and responding to any comments of the SEC or its staff.

Section 5.5 NYSE Listing. The Company shall take all actions necessary to cause the Company Common Stock to be issued in the Internalization Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

Section 5.6 D&O Indemnification. The Company agrees that all rights to indemnification and exculpation for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers (or persons holding similar positions) of ACC or Manager who have the right to indemnification or exculpation by ACC or Manager as provided in their respective Organizational Documents, indemnity or indemnification agreements, or as provided under applicable Law shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing, and the Company will, or will cause the Surviving Entity to, perform the respective indemnification obligations thereunder.

Section 5.7 Access to information.

(a) From and after the date hereof until the Closing and subject to applicable Law, each of ACC and Manager shall afford to the Company access, upon reasonable advance notice and in such manner as will not unreasonably interfere with the conduct of the business of ACC and Manager, to all properties, books and records of ACC and Manager, and all other information with respect to their business and assets, together with the opportunity to make copies of such books, records and other documents and to discuss with such members of management of ACC and Manager as the Company may reasonably request. Notwithstanding the foregoing provisions of this Section 5.7, neither ACC nor Manager shall be required to grant access or furnish information to the Company to the extent that (i) such access would jeopardize attorney/client or attorney work product privilege, or (ii) such access or the furnishing of such information is prohibited by applicable Law.

(b) Between the date hereof and the Closing Date, ACC shall provide to the Company, no later than twenty calendar days after the last day of each calendar month, unaudited consolidated financial statements ACC for such calendar month.

Section 5.8 Public Announcements. The Parties shall mutually agree in writing as to the timing and contents of any public announcement or other public communications in respect of this Agreement or the transactions contemplated hereby, including, for the avoidance of doubt, a press release announcing the execution of this Agreement (with each Party to consider the other Parties’ comments with respect to such press release and any other public announcement or public communications in good faith); provided, that this provision shall not limit any Party’s disclosure obligations as required by (i) applicable Law (including, for the avoidance of doubt, any filings pursuant to the Securities Act) or (ii) the rules and regulations of any exchange on which such Party’s or its Affiliates’ securities are traded or listed (in either case, based upon the reasonable advice of counsel). Notwithstanding the foregoing, this Section 5.8 shall not apply to any press release or other public communication to the extent it is substantially consistent with any press release, public announcement or public communication previously issued or disclosed in accordance with this Section 5.8.

Section 5.9 Intercompany Matters.

(a) Termination of Management Agreement. The Parties agree that the Management Agreement shall be terminated at, and subject to, the Closing. The Management Agreement shall be void and of no further effect after the Closing and the consummation of the transactions contemplated hereby. For the avoidance of doubt, the estimated amount of any accrued compensation and reimbursement of expenses the Manager is entitled to at the Effective Time pursuant to the Management Agreement has been included in calculation of the book value of ACC in connection with the determination of the Exchange

Ratio. The Parties are not aware of any facts or circumstances that will give rise to any claims for indemnification pursuant to Section 11 of the Management Agreement, and do not intend to submit any such claims. The Parties further agree that no claim for indemnification pursuant to Section 11 of the Management Agreement shall be submitted upon termination of the Management Agreement and thereafter.

(b) Unvested Company Award Shares. Each unvested share of restricted Company Common Stock (collectively, “Company Award Shares”) granted to ACC (or its Subsidiaries) pursuant to the Company’s Manager Incentive Plan shall vest, regardless of the terms of the Company’s Manager Incentive Plan, on the date the Company receives Company Stockholder Approval. For the avoidance of doubt, the value of any Company Award Shares to be vested in accordance with this Section 5.9(b) has been included in calculation of the book value of ACC in connection with the determination of the Exchange Ratio.

(c) Company Common Stock held by ACC Entities. As of the Effective Time, if there are any shares of Company Common Stock that are held by ACC, Manager or by any of their Subsidiaries immediately prior to the Effective Time (for the avoidance of doubt, including any Company Award Shares vested in accordance with Section 5.9(b)), such shares of Company Common Stock shall automatically be cancelled and return to the status of authorized but unissued shares of Company Common Stock under the MGCL, without any conversion thereof or payment or other consideration therefor.

(d) Cancellation of ACC Indebtedness to Company. As of the Effective Time, any outstanding indebtedness of ACC of any of their Subsidiaries to the Company shall be cancelled without the action of any Party.

Section 5.10 Key Employee Agreements. Each Party shall use reasonable best efforts to facilitate the entry into employment agreements (the “Key Employee Agreements”) between the Company and the Key Employees, to be effective at the Closing.

Section 5.11 R&W Insurance. The Company has conditionally bound a representations and warranties insurance policy (the “R&W Insurance Policy”) pursuant to the binder agreement which was provided to ACC and Manager for review in advance of the date of this Agreement. The R&W Insurance Policy shall expressly provide that the insurer has no subrogation rights against, and will not pursue any claim against the former holders of ACC Common Stock or former directors, officers, employees, advisors, consultants, agents, representatives of ACC, or their respective Affiliates, except in the case of Fraud. The cost (including premiums, taxes, commissions and fees) of, and all expenses associated with, the R&W Insurance Policy shall be borne solely by the Company. The Parties further agree to reasonably cooperate with the Company in connection with the obtaining and placement of the R&W Insurance Policy, including by providing customary information and access to the extent reasonably requested by the Company or the insurer. Notwithstanding anything to contrary set forth herein, nothing in this Agreement shall waive, release, discharge, impair or inhibit the Company’s rights, claims or causes of action arising out of or resulting from Fraud.

Section 5.12 Transfer Taxes. All Transfer Taxes incurred in connection with the Internalization Merger and the transactions contemplated hereby shall be paid by the Company or the Surviving Entity, whether levied on the Company, the Surviving Entity or any other Person. The Company or the Surviving Entity shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. Prior to the Closing, the Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.

Section 5.13 Tax Matters. The Parties shall use their respective reasonable best efforts to cause the Internalization Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

None of the Parties shall take any action, or fail to take any action, that could reasonably be expected to cause the Internalization Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Parties shall treat the Internalization Merger as a “reorganization” under Section 368(a) of the Code, and no Party shall take any position for tax purposes inconsistent therewith, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).

Section 5.14 Resolution of Employee Loans. Section 5.14 of the ACC Disclosure Letter sets forth a list of loans to certain directors and employees of ACC (the “Employee Loans”). ACC shall cause all outstanding Employee Loans to be repaid or otherwise discharged in full prior the Closing, so that there shall be no outstanding Employee Loans upon the Closing. ACC shall provide the Company with evidence of the resolution of all Employee Loans.

Section 5.15 Further Assurance. Following the Closing, each of the Parties shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.16 Post-Closing Contribution. Following the Closing, the Company shall complete the contribution set forth in Schedule III hereto and take such other actions as are necessary or appropriate to preserve the qualification of the Company as a REIT.

Article 6 CONDITIONS TO CLOSING

Section 6.1 Conditions to Each Party’s Obligations.

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of the Company.

(b) Listing. The shares of Company Common Stock to be issued in the Internalization Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) No Injunctions or Restraints. No Governmental Authority having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Internalization Merger and no Law (or interpretation thereof by a Governmental Authority) shall have been adopted that makes consummation of the Internalization Merger illegal or otherwise prohibited.

(d) ACC Warrant Holder Condition. The ACC Warrant Holder Condition shall have been satisfied,.

(e) Company Lender Notices. The Company Lender Notices shall have been delivered to the satisfaction of its lenders in accordance with the terms of the respective financing agreements.

Section 6.2 Additional Conditions to Obligations of the Company and Merger Sub.

(a) Representations and Warranties of ACC and Manager. The representations and warranties of ACC and Manager set forth in Section 3.2, Section 3.5(a) and Section 3.8 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date), and (ii) all other representations and warranties of ACC and Manager set forth in Article 3 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “ACC Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, an ACC Material Adverse Effect.

(b) Performance of Obligations. Each of ACC and Manager shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Pre-Merger Reorganization. The Pre-Merger Reorganization of ACC shall have been fully implemented.

(d) Compliance Certificate. The Company shall have received a certificate from each of ACC and Manager, signed by a senior executive officer of ACC on behalf of ACC and Manager, dated the Closing Date, confirming that the conditions in Sections 6.2(a), (b) and (c) have been satisfied.

(e) Absence of ACC Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have an ACC Material Adverse Effect, that is continuing.

(f) Key Employee Agreements. The Company and each of the Key Employees have entered into the Key Employee Agreements, effective pending only the Closing.

Section 6.3 Additional Conditions to Obligations of ACC and Manager.

(a) Representations and Warranties of Company and Merger Sub. The representations and warranties of the Company and Merger Sub set forth in Section 4.2, Section 4.5 and Section 4.9 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date), and (ii) all other representations and warranties of the Company and Merger Sub set forth in Article 4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, an Company Material Adverse Effect.

(b) Performance of Obligations. Each of the Company and Merger Sub shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Compliance Certificate. ACC shall have received a certificate from each of the Company and Merger Sub, signed by a senior executive officer of the Company on behalf of the Company and Merger Sub, dated the Closing Date, confirming that the conditions in Sections (a) and (b) have been satisfied.

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, that is continuing.

(e) Ownership Limit Waivers. The Company Board shall have granted each holder of ACC Common Stock identified in Schedule IV hereto an effective exemption from the restrictions on transfer and ownership of Company Common Stock contained in Article VI of the Amended and Restated Articles of Incorporation of the Company, and take other actions as necessary and appropriate to ensure that the receipt of ownership of Merger Consideration by each holder will not be prohibited by any provisions of the Company’s Organization Documents.

Article 7 TERMINATION; AMENDMENT

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) By mutual written consent of the Parties;

(b) By either the Company or ACC if the Closing shall not have occurred by December 31, 2026 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(c) By the Company, if the Company and Merger Sub are not in breach of their respective obligations under this Agreement, and if at any time there has been a breach on the part of ACC or Manager such that one of the conditions set forth in Section 6.2 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 7.1(c)), provided, that if such breach is curable by ACC or Manager, then the Company may not terminate this Agreement under this Section 7.1(c) until the earlier of (i) the Outside Date and (ii) thirty days after delivery of written notice from the Company to ACC and Manager of such breach, which remains uncured at such time, provided that ACC and Manager continue to exercise commercially reasonable efforts to cure such breach; or

(d) By ACC if ACC and Manager are not in breach of their respective obligations under this Agreement, and if at any time there has been a breach on the part of the Company or Merger Sub such that one of the conditions set forth in Section 6.3 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 7.1(d)), provided, that if such breach is curable by the Company or Merger Sub, then ACC may not terminate this Agreement under this Section 7.1(d) until the earlier of (i) the Outside Date and (ii) thirty days after delivery of written notice from ACC to the Company and Merger Sub of such breach, which remains uncured at such time, provided that the Company continues to exercise commercially reasonable efforts to cure such breach.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 (which termination will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto), this Agreement (other than this Section 7.2, Section 5.8 and Article 8, which shall survive such termination) will forthwith become void and be of no further force and effect, and there will be no liability any Party or any of their respective Affiliates, officers, managers or directors to the other and all rights and obligations of any Party hereto will cease, except that nothing herein will relieve any Party from liability for any breach prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

Section 7.3 Amendment. The provisions of this Agreement may not be amended, modified or supplemented without the written consent signed by all of the Parties. Without limiting the generality of the foregoing, the Company or Merger Sub shall not consent to any amendment to this Agreement without approval by the Company Special Committee.

Article 8 MISCELLANEOUS

Section 8.1 Fees and Expenses. Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Closing is consummated.

Section 8.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile, telecopier or e-mail, as follows:

(a) If to the Company, Merger Sub, or, after the Closing, to ACC or Manager, to:

ACRES Commercial Realty Corp.

390 RXR Plaza

Uniondale, NY 11556

Attention: Jaclyn Jesberger

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

2200 Pennsylvania Avenue NW

Washington, DC 20037

Attention: Robert Smith

(b) If ACC or Manager (prior to the Closing), to:

ACRES CAPITAL CORP.

390 RXR Plaza

Uniondale, NY 11556

Attention: Jaclyn Jesberger

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery, and (ii) in the case of facsimile or telecopier or electronic mail, upon receipt of the appropriate facsimile or telecopier confirmation.

Section 8.3 Waiver. At any time prior to the Closing, the Company and Merger Sub, on the one hand, and ACC and Manager, on the other hand, may, to the extent permitted by Law, extend the time for the performance of any of the obligations or other acts required by the other Party hereunder, waive any inaccuracies in the representations and warranties made to such Party and contained in this Agreement or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, or the waiver of the fulfillment of any such condition, shall not affect the right to any remedy based on such representation, warranty, covenant or obligation.

Section 8.4 Severability. If any term or other provision of this Agreement, or the application thereof, is invalid, illegal, void or incapable of being enforced by any applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, void or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.5 Entire Agreement. This Agreement (including all exhibits, annexes and schedules hereto) and other documents and instruments delivered pursuant hereto or thereto constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and no Party is relying on any prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof.

Section 8.6 Assignment. This Agreement or any rights or obligations hereunder shall not be assigned without the prior written consent of all of the Parties.

Section 8.7 Parties in Interest. Subject to Section 8.5 hereof, this Agreement shall be binding upon and inure solely to the benefit of each Party and each of their respective heirs, executors, personal representatives, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.9 Submission to Jurisdiction; Governing Law. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the County of Nassau, State of New York (or, if the County of Nassau declines to accept jurisdiction over any Action, any state or federal court within the State of New York) for the purpose of any Proceeding arising out of or based upon this Agreement (“Covered Matters”), (b) agree not to commence any Proceeding arising out of, or based upon, any Covered Matters except in the County of Nassau, State of New York (or, if the Court of the County of Nassau, State of New York declines to accept jurisdiction over any Action, any state or federal court within the State of New York) and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the subject matter of any Covered Matter may not be enforced in or by such court. All Covered Matters shall be governed by, interpreted and construed in accordance with the Laws of the State of New York without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of New York.

Section 8.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts described in

Section 8.11 Section 8.9 in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 8.12 Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any facsimile or electronically transmitted copies (including using portable document format (“.pdf”)) hereof or signatures hereon shall, for all purposes, be deemed originals.

Section 8.13 Rules of Interpretation.

(a) the terms defined in Article 9 have the meanings assigned to them in Article 9 and include the plural as well as the singular;

(b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d) the words “include” and “including” shall be without limitation and shall be construed to mean “include, but not be limited to” or “including, without limitation”;

(e) except where the context requires otherwise, references to exhibits, schedules, Articles, Sections and paragraphs shall be references to the exhibits, schedules, Articles, Sections and paragraphs of this Agreement; and

(f) except where the context requires otherwise, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

Article 9 DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context in which a term is used clearly requires otherwise:

“ACC” has the meaning set forth in the recitals.

“ACC Common Stock” has the meaning set forth in in the recitals.

“ACC Balance Sheet” has the meaning set forth in Section 3.7.

“ACC Disclosure Letter” means the Disclosure Letter dated as of the date hereof and delivered by ACC and Manager to the Company and Merger Sub simultaneously with the signing of this Agreement.

“ACC Equity Plan” has the meaning set forth in Section 2.3.

“ACC Material Adverse Event” means a Material Adverse Effect on ACC.

“ACC Option” means each option to purchase shares of ACC Common Stock pursuant to the ACC Equity Plans.

“ACC Permits” has the meaning set forth in Section 3.10.

“ACC Warrant” means each warrant to purchase shares of ACC Common Stock pursuant to the terms of the contract governing the issuance or grant thereof.

“ACC Warrant Holder Condition” has the meaning set forth in Section 3.3.

“AMF” has the meaning set forth in Section 3.7(c).

“Advisers Act” means the U.S. Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

“Advisory Agreement” means any contract entered into by Manager for the purpose of providing investment advisory or investment management services to, or otherwise managing any investment or trading account of, any Advisory Client.

“Advisory Client” means each Person that, as of the Closing Date, is an investment advisory or investment management client of Manager pursuant to an Advisory Agreement.

“Affiliate” means with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise

“Agreement” has the meaning set forth in the recitals.

“Benefit Plan” has the meaning set forth in Section 3.12(a).

“Business Day” means a day that is not a Saturday or Sunday or other day on which banks in the State of New York are authorized or obligated to be closed.

“Certificate of Merger” has the meaning set forth in Section 1.3(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor to such statute.

“Company” has the meaning set forth in in the recitals.

“Company 10-K” has the meaning set forth in Section 4.7(a).

“Company Award Shares” has the meaning set forth in Section 5.9(b).

“Company Balance Sheet” has the meaning set forth in in Section 4.7(e).

“Company Board” has the meaning set forth in in the recitals.

“Company Common Stock” has the meaning set forth in in the recitals.

“Company Disclosure Letter” means the Disclosure Letter dated as of the date hereof and delivered by the Company and Merger Sub to ACC and Manager simultaneously with the signing of this Agreement.

“Company Lender Notices” has the meaning set forth in Section 4.2.

“Company Material Adverse Effect” means a Material Adverse Effect on the Company.

“Company SEC Documents” has the meaning set forth in Section 4.7(a).

“Company Special Committee” has the meaning set forth in in the recitals.

“Company Stock Issuance” has the meaning set forth in in the recitals.

“Company Stockholder Approval” means the approval by the affirmative vote of the holders of a majority of the votes cast at the meeting of the stockholders of the Company in accordance with the MGCL, the rules and regulations of the NYSE and the Organizational Documents of the Company.

“Compliance Policies” has the meaning set forth in Section 3.19(f).

“consolidated affiliated entity” means, with respect to any Person, any corporation, association or other entity which is or is required to be consolidated with such Person under GAAP.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Matters” has the meaning set forth in Section 8.9.

“Delaware Secretary of State” has the meaning set forth in Section 1.3(a).

“Determination Date” means the last day of the first month immediately preceding the month in which the conditions set forth in Article VII are reasonably expected to be satisfied (other than the condition set forth in Section 7.1(a) and those conditions that by their nature are to be satisfied or waived at the Closing), or such other date as may be mutually agreed by the parties in their respective sole discretions.

“Dissenting Shares” has the meaning set forth in Section 2.4.

“DGCL” means the Delaware General Corporation Law.

“DLLC Act” Delaware Limited Liability Company Act.

“Effective Time” has the meaning set forth in Section 1.3(a).

“Employee Loans” has the meaning set forth in Section 5.14.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to a Person, any Person, whether or not incorporated, that together with such Person is treated as a single employer for purposes of Code Section 414 or ERISA Section 4001(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(a).

“Exchange Ratio” means 2.61882, as calculated in accordance with the methodology set forth in the Exchange Ratio Spreadsheet (attached hereto as Annex A), as such number may be adjusted in accordance Section 2.1(b).

“Form ADV” mean the uniform form used by investment advisers to register with both the SEC and state securities authorities.

“Fraud” means (a) a false representation, concealment or omission of a material fact, (b) made with knowledge or belief of its falsity, (c) with the intent of inducing another Person to act, or refrain from acting, and (d) upon which the other Person acted or did not act in justifiable reliance on the representation, with resulting losses or damages.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrightable works and copyrights; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Insperity” means Insperity, Inc., a professional employer organization (“PEO) that co-employs individuals who are also employed as employees of ACC.

“Insperity Plans” means, to the knowledge of ACC, collectively, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all written and unwritten employment, severance, change in control, bonus, equity-based compensation, incentive, compensation, fringe benefits, group insurance and vacation plan, program, policy or agreement sponsored, contributed to or maintained by Insperity in which any current or former ACC employee, director, officer or independent contractor of ACC (or any dependent or beneficiary thereof) participates.

“International Merger” has the meaning set forth in in the recitals.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” has the meaning set forth in Section 5.1(n).

“Key Employee Agreements” has the meaning set forth in Section 5.10.

“knowledge” means the actual knowledge of a Party and each officer and director of such Party after reasonable inquiry with his direct reports responsible for the applicable subject matter and any relevant books and records.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, governmental directive or other legally enforceable requirement, of any Governmental Authority, including common law.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development (an “effect”) that, individually or in the aggregate, materially adversely affects (a) the condition (financial or otherwise), business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Internalization Merger and transactions contemplated hereby before the Outside Date; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets (including the mortgage backed securities markets), credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in any industry or industries in which the Person operates (including changes in general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (vi) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (vii) except for purposes of Sections 3.3 and 4.3, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (viii) any actions taken or failure to take action, in each case, at the request of another party to this Agreement; (ix) except for purposes of Sections 3.3 and 4.3, compliance with the terms of, or the taking of any action permitted or expressly required by, this Agreement; (x) any changes in such Person’s stock price, dividends or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (xi) any Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Affiliates or otherwise relating to, involving or affecting such Party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the transactions contemplated hereby; except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (vi) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

“Material Contracts” has the meaning set forth in Section 3.9.

“Material Insurance Policies” has the meaning set forth in Section 3.16.

“Manager” has the meaning set forth in in the recitals.

“Management Agreement” has the meaning set forth in in the recitals.

“MGCL” means Maryland General Corporation Law.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, and any stockholders' agreement or similar voting agreement relating to any class of equity interests of the corporation, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Outside Date” has the meaning set forth in Section 7.1(b).

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Pre-Merger Reorganization” has the meaning set forth in Section 5.1.

“Proxy Statement” has the meaning set forth in Section 4.4.

“Merger Consideration” has the meaning set forth in in Section 2.1(b).

“Merger Sub” has the meaning set forth in in the recitals.

“Permitted Liens” means any Liens (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate proceedings, (ii) relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (iii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (iv) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of ACC, Manager and its Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (v) which is a statutory or common law Liens or encumbrance to secure landlords, lessors or renters under leases or rental agreements, and (vi) which is imposed on the underlying fee interest in real property subject to a company lease.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“R&W Insurance Policy” means the insurance policy which provides coverage for the benefit of the Company, Merger Sub or their respective designees as the named insured for breaches of the representations and warranties of ACC and Manager set forth in Article Article 3 of this Agreement.

“REIT” has the meaning set forth in Section 3.15.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Series C Preferred Stock” means 8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock of the Company.

“Series D Preferred Stock” means 7.875% Series D Cumulative Redeemable Preferred Stock of the Company.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest in a partnership vehicle or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Surviving Entity” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Authority, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Returns” means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction in matters relating to Tax matters.

“Transfer Taxes” means any stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes); provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.

“Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ACRES COMMERCIAL REALTY CORP.

By: /s/ Mark Fogel________________
 Name: Mark Fogel
Title: President

ACRES HOLDINGS SUB, LLC

By: /s/ Mark Fogel________________
 Name: Mark Fogel
Title: President

ACRES CAPITAL CORP.

By: /s/ Mark Fogel________________
 Name: Mark Fogel
Title: President

ACRES CAPITAL, LLC

By: /s/ Mark Fogel________________
 Name: Mark Fogel
Title: President

[Signature Page to Agreement and Plan of Merger]

Schedule I

Pre-Merger Reorganization

[Intentionally Omitted]

Schedule II

Key Employees

[Intentionally Omitted]

Schedule III

Post-Closing Contribution

[Intentionally Omitted]

Schedule IV

ACC Stockholders Requesting Ownership Limit Waivers from the Company

[Intentionally Omitted]

Annex A

Exchange Ratio Spreadsheet

[Intentionally Omitted]